Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-163668, No. 333-165384, No. 333-166728, No. 333-189681, No. 333-238575, No. 333-238577, No. 333-279460, No. 333-287936, and No. 333-287937 on Form S-8 and Registration Statement No. 333-272098 and No. 333-274272 on Form S-3 of our reports dated February 13, 2026, relating to the financial statements of Hyatt Hotels Corporation and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 13, 2026